UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

BEL FUSE INC.

(Exact name of registrant as specified in its charter)

New Jersey	000-11676
(State of incorporation)	(Commission File Number)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Farouq Tuweiq Chief Financial Officer (201) 432-0463
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _______________.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

The Conflict Minerals Report for the calendar year ended December 31, 2022 filed herewith as Exhibit 1.01, is publicly available at www.belfuse.com. Information on the Company's website is not and should not be considered part of, nor is incorporated by reference into, this Form SD and/or the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02 Exhibit

As specified in Section 3, Item 3.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.     Description

Exhibit 1.01      Conflict Minerals Report of Bel Fuse Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 31, 2023	BEL FUSE INC.
(Registrant)

By:	/s/ Farouq Tuweiq
Farouq Tuweiq
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.                                                      Description

Exhibit 1.01                           Conflict Minerals Report of Bel Fuse Inc.